Exhibit 4.2

[***] - INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

                              PSIONCOLOGY PTE. LTD.

                                     - and -

                      SINGAPORE GENERAL HOSPITAL PTE. LTD.

                                     - and -

                        SGH TECHNOLOGY VENTURES PTE. LTD

        ================================================================

                             COLLABORATION AGREEMENT

        ================================================================

THIS AGREEMENT is made as of the 24th day of July 2002

BETWEEN:

1 PSIONCOLOGY PTE. LTD. a company incorporated under the laws of Singapore and whose registered office is at 80 Robinson Rd, #17-02, Singapore, 068898. ("PSIONCO"); and

2 SINGAPORE GENERAL HOSPITAL PTE LIMITED a company incorporated under the laws of Singapore and whose registered office is at 11 Third Hospital Avenue, #07-00 SNEC Building, Singapore 168751 ("SGH"); and

3 SGH TECHNOLOGY VENTURES PTE LIMITED a company incorporated under the laws of Singapore with registration number 200205889D and whose registered office is at 11 Third Hospital Avenue, #07-00 SNEC Building, Singapore 168751 ("SGHT").

PRELIMINARY

(1) By a Subscription and Shareholders Agreement between SGHT, pSiMedica Limited (a company incorporated under the name of Forceglass Limited on 5 July, 2000 with a registered number 4027099 and whose registered office is at One, St. Paul's Churchyard, London EC4M 8SH) ("PSIMEDICA"), Biotech
      Research Ventures Pte Ltd (a company incorporated under the laws of Singapore under number 200101402W of registered office, 24a Duxton Hill, Singapore 089607 ("BRV")) and pSiOnco, of even date (the "SHARE SUBSCRIPTION AGREEMENT"), it was agreed that SGHT and pSiOnco, together with SGH would execute this Agreement upon its terms and conditions.

(2) By a Patent and Know-how Licence Agreement between (1) pSiMedica and (2) pSiOnco of even date, pSiMedica granted pSiOnco a limited licence under the pSiOnco Patents and pSiOnco Know-how to research, discover, develop, manufacture, have manufactured, use market and sell within the Field the pSiOnco Materials together with the right to grant sub-licences within the Field (the "PATENT AND KNOW-HOW LICENCE")

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

      1.1 In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise:

               "Agreement"    the terms and  conditions set out in this document
                              and any and all Schedules and Appendices  attached
                              to it as the same may be varied  from time to time
                              in   accordance   with  the  Change  of   Research
                              Programme Procedure;

               "Board" the board of directors for the time being of psiOnco;

               "Business
               Day" a day other than a Saturday, Sunday, or public holiday in Singapore;

               "Chairman"     the  chairman  of the  Joint  Research  Committee,
                              appointed   in    accordance    with   the   Share
                              Subscription Agreement;

               "Change" a change to the Research Programme or the services provided in accordance with this Agreement to which the Change of Research Programme Procedure applies;

               "Change of
               Research
               Programme
               Procedure"     the procedure set out in Clause 14.1 to 14.3;

               "Chemotherapy
               Agents" Generic Chlorambucil or its generic variants and generic 5-Flourouracil (5FU) or its generic variants and/or such other chemotherapy agents as agreed with pSiOnco from time to time in accordance with the Change of Research Programme Procedure;

               "Commencement
               Date"          the date first written above;

               "Competent
               Authority"     any   local   or   national   agency,   authority,
                              department,   inspectorate,   minister,   ministry
                              official or public or  statutory  person  (whether
                              autonomous  or  not)  of  any  country  or of  any
                              government of any country having jurisdiction over
                              the  Agreement  or any of the  Parties or over the
                              development   or   manufacture   or  marketing  of
                              medicinal products including but not limited to the Health Sciences Authority of Singapore;

               "Documents"    paper, notebooks,  books, files, ledgers, records,
                              tapes, discs, diskettes, CD-ROM and any other media on which Know How can be permanently stored;

               "Field" intra-tumoural radiotherapy using the Radiotherapy Agents and chemotherapy using the Chemotherapy Agents where the therapy is applied interstitially within the tumour (and not in any other matter parenterally or otherwise) which for the avoidance of doubt avoids introduction via the vasculature;

               "Force
               Majeure" in relation to any Party any event or circumstance which is beyond the reasonable control of that Party, which that Party could not reasonably be expected to have taken into account at the Commencement Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including an act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance arising in relation to the work force of a Third Party, war, terrorist act, blockade, revolution, riot insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery, governmental restraint, act of legislature and directive or requirement of a Competent Authority governing any Party, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party;

               "Group" in relation to any person, being a corporate body, that person any "subsidiary" thereof, or any "holding company" thereof or "subsidiary" of such "holding company" as defined in the Companies Act Cap 50;

               "Intellectual
               Property"      copyright  and related  rights,  database  rights,
                              design rights, trade marks, trade names, service marks, domain names, Patent Rights, Know How,
                              Materials and other such intellectual property rights existing now or in the future anywhere in the world (whether registered or not) and any and all applications or renewals for such rights;

               "Joint
               Research
               Committee"     the committee established pursuant to Clause 4;

               "Know How"     unpatented technical and other information related
                              to or  useful  in the  Field  which  is not in the
                              public   domain   including,    ideas,   concepts,
                              inventions,     discoveries,    data,    formulae,
                              specifications,  information relating to Material,
                              procedures for  experiments  and tests and results
                              of   experimentation   and  testing,   results  of
                              research  and  development   including  laboratory
                              records and data analyses;

               "Material"     any chemical or biological  substances  related to
                              or useful in the Field including, but not limited to any:

                                (a) organic or inorganic chemical element or compound;

                                (b) amino acid, amino acid sequence, peptide or protein;

                                (c)     nucleotide   or   nucleotide    sequence
                                        including DNA and RNA sequences;

                                (d) vector or construct including plasmids, phages or viruses; or

                                (e)     assay or reagent;

               "Parties"      SGH,  pSiOnco  and  SGHT  and a  "Party"  shall be
                              construed accordingly;

               "Patent
               Rights" to the extent related to or useful in the Field, patent applications, patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and includes all divisions, renewals, continuations, continuations-in-part, extensions, reissues,
                              substitutions,    confirmations,    registrations,
                              revalidations and additions of or to them, as well as any supplementary protection certificate, or like form of protection, in respect thereof existing now or in the future anywhere in the world;

               "pSiOnco
               Intellectual
               Property"      the pSiOnco  Patent  Rights,  pSiOnco Know How and
                              pSiOnco Material;

               "pSiOnco
               KnowHow" the Know How in the Field owned by or licensed to pSiOnco as set out in Schedule 2;

               "pSiOnco
               Material"      the Materials in the Field owned by or licensed to
                              pSiOnco as set out in Schedule 3;

               "pSiOnco
               Patent
               Rights" the Patent Rights in the Field owned by or licensed to pSiOnco as set out in Schedule 4 and all Patent Rights arising therefrom;

               "Programme
               Intellectual
               Property"      Any   Intellectual   Property   arising  from  the
                              Research  Programme  carried  out by the  Research
                              Group during the Research Term;

               "Radiotherapy
               Agents" isotopes of Phosphorous and isotopes of Yitrium and/or such other agents as agreed with pSiOnco from time to time in accordance with the Change of Research Programme Procedure;

               "Research
               Group" that part of the Department of Experimental Surgery at SGH which is undertaking the Research Programme and which is directed by Dr. Pierce Chow;

               "Research
               Programme"     the programme of research set out in Schedule 1 as
                              may be amended from time to time in accordance with the Change of Research Programme Procedure;

               "Research
               Term" the period during which the Research Programme will be undertaken as set out in Clause 3.1 or such other period as may be amended from time to time in accordance with the Change of Research Programme Procedure;

               "SGHT
               Intellectual
               Property"      the Intellectual  Property owned by or licensed to
                              SGHT and SGH as set out in Schedule 5; and

               "Third
               Party" any entity or person other than the Parties or a member of a Party's Group.


       1.2    In this Agreement:

              1.2.1 unless the context otherwise requires, all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

              1.2.2 the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

              1.2.3 unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

              1.2.4 unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

              1.2.5 the words "include", "included" or "including" are to be construed without limitation to the specifics of the subsequent words;

              1.2.6  reference  to  any  statute  or  regulation   includes  any
                     modification or re-enactment of that statute or regulation; and

              1.2.7 references to each of pSiOnco, SGH and SGHT shall include references to each of their permitted successors in title and assigns.

2.     RESEARCH LICENCES

       2.1 SGHT and SGH hereby grants to pSiOnco and SGH any and all rights and permissions required to undertake the Research Programme whether at the premises of SGH or elsewhere including any licences required under any and all SGHT Intellectual Property and to the extent that the use of such SGHT Intellectual Property is necessary to research, develop, manufacture, have manufactured, use, market and sell the Programme Intellectual Property, SGHT hereby grants pSiOnco a royalty-free, perpetual licence to use the SGHT Intellectual Property for such purposes.

       2.2 pSiOnco hereby grants to SGH a non-transferable, royalty free, non-exclusive licence under the pSiOnco Intellectual Property and any Programme Intellectual Property assigned to pSiOnco pursuant to Clause 7.1 for the purpose of carrying out SGH's tasks in the Research Programme within the Field.

3.     RESEARCH PROGRAMME

       3.1 SGH hereby undertakes to provide the services required to undertake the Research Programme as set out in Schedule 1 (subject to any variation thereto agreed in writing by SGH and pSiOnco in accordance with the Change of Research Programme Procedure) with all reasonable skill and care for a period of twenty four (24) months from the Commencement Date (the "RESEARCH TERM");

       3.2 In connection with the provision of the services under this Clause 3 SGH shall only use such employees or persons as have been approved in advance in writing by pSiOnco for these purposes, and SGH shall provide pSiOnco with copies of the resumes of its employees who are to undertake any part of the Research Programme and form part of the Research Group. For the avoidance of doubt pSiOnco agrees to the use of the individuals identified by name as approved in Schedule 1 who shall form the initial Research Group;

       3.3 SGH shall ensure that all employees or persons used by SGH to perform the Research Programme (including, without limitation, those in the Research Group) shall be bound by provisions equivalent to those regarding confidentiality (Clause 10), publications (Clause 11), non-compete (Clause 9.2) and ownership of intellectual property (Clause 7) as set out in this Agreement .

       3.4 Each of SGH and pSiOnco shall keep or cause to be kept Documents relevant to the Research Programme, such Documents shall be maintained separately by SGH from records and notebooks of results which are not part of the Research Programme;

       3.5 Unless otherwise agreed between SGH and pSiOnco in writing, neither SGH nor pSiOnco shall be under any obligation to provide additional resource or facilities in connection with the Research Programme over and above that agreed pursuant to this Clause 3 or as set out in the Research Programme;

       3.6 pSiOnco acknowledges that SGH is in receipt of funds from charitable and governmental organisations to carry out research and that SGH is contractually obliged to carry out that research in accordance with the relevant terms of that funding. In the light of this, pSiOnco agrees that those employees of SGH funded by the said non-commercial organisations shall, at all times, be free to pursue the research for which they have been funded and so long as research conducted by members of the Research Group does not conflict with or reduce or in any way diminish any proposed or anticipated contribution by the Research Group to the Research Programme.

       3.7 If either of SGH or pSiOnco requires a licence to any Intellectual Property owned by a person other than the Parties or any member of a Party's Group for the purposes of the Research Programme, this shall first be discussed by the Joint Research Committee, but no Party shall enter into a licence for that Intellectual Property without the prior consent of pSiOnco. To the extent that such Intellectual Property is owned by a Party but not licensed to either SGH or pSiOnco pursuant to this Agreement, then that Party shall, do, or procure to be done, all further acts and execute and deliver, procure to be executed and delivered, all such further documents and instruments as shall be required in order for SGH or pSiOnco to use such Intellectual Property. Neither Party shall be in breach of this Agreement where it is unable to carry out part of the Research Programme because to do so without such a licence would infringe the Intellectual Property rights of a person other than the Parties unless they were aware of the need for such licence at the date of this Agreement.

       3.8 SGH shall not delegate to any third party the performance of the Research Programme without the prior written consent of pSiOnco;

       3.9 SGH shall have no power to enter into any agreement or accept any commitments, liability or similar on behalf of pSiOnco.

4.     JOINT RESEARCH COMMITTEE

       4.1 Immediately following the execution of this Agreement SGH and pSiOnco shall establish the Joint Research Committee in accordance with Clause 4.3 to oversee and manage the Research Programme.

       4.2    The Joint Research  Committee will provide a framework for project
              management  and   communication   between   pSiOnco  and  SGH.  In
              particular, the Joint Research Committee shall:

              4.2.1 subject to the provisions of this Agreement and the Share Subscription Agreement allocate the work under the Research Programme as appropriate (taking into account the manpower, facilities and equipment available to each of SGH and pSiOnco);

              4.2.2 monitor progress against the agreed milestones and the timetable of the Research Programme;

              4.2.3 promote and ensure the due performance of the Research Programme;

              4.2.4 advise and assist in the resolution of any scientific or technical difficulties which are experienced by either SGH or pSiOnco personnel engaged on the Research Programme;

              4.2.5 review the results of the Research Programme with a view to identifying any patentable inventions and consider opportunities for publications and patent filings, subject to the provisions of this Agreement and the Share Subscription Agreement;

              4.2.6  prepare quarterly reports for submission to the Board, and

              4.2.7 subject always to Clause 2 propose to the Board and SGH amendments to the Research Programme from time to time as may be necessary or desirable which shall be agreed in accordance with the Change of Research Programme Procedure;

PROVIDED ALWAYS that the Joint Research Committee shall have no power to bind either pSiOnco or SGH and decisions reached by it shall be treated only as proposals or recommendations to the Board of pSiOnco and to SGH unless specifically agreed otherwise in writing.

4.3 The Joint Research Committee shall be established and run by SGH and pSiOnco as follows:-

       4.3.1 The Joint Research Committee shall comprise six (6) members ("Members") comprising three (3) appointees from each of SGH and pSiOnco. The initial Members of the Joint Research Committee shall be as follows:

              SGH MEMBER                         PSIONCO  MEMBER

              Pierce Chow                        Leigh Canham

              Kai Zhang                          Steve Connor

              Robert Tech Hin                    Roghieh Safie

       4.3.2 In addition to the three SGH Members SGH may invite an employee or representative of SGH (an "INVITEE") to meetings of the Joint Research Committee if in SGH's opinion the attendance of a SGH employee or representative is desirable in relation to one or more items on the agenda of the relevant meeting or for the purpose of properly advising SGH in relation to matters under this Agreement. Prior to any such meeting SGH shall inform pSiOnco in writing of the SGH employee or representative who will be in attendance.

       4.3.3 In addition to the three pSiOnco Members, pSiOnco may invite an additional employee or representative of pSiOnco (an "INVITEE") to meetings of the Joint Research Committee if in pSiOnco's opinion the attendance of such pSiOnco employee or representative is desirable in relation to one or more items on the agenda of the relevant meeting or for the purpose of properly advising it in relation to matters under this Agreement. Prior to any such meeting pSiOnco shall inform SGH in writing of the pSiOnco employee or representative who will be in attendance.

       4.3.4 Each of SGH and pSiOnco shall be entitled to remove any Member appointed by it and to appoint any person to fill a vacancy arising from the removal or retirement of such Member. Each Party shall give the others prior written notice of any proposed changes in the identity of their Members.

       4.3.5 The Parties shall use all reasonable endeavours to ensure that their appointed Members and/or Invitees are of a level of expertise and seniority to deal with the issues that may arise in connection with the Research Programme.

       4.3.6 The Joint Research Committee shall meet forthwith following the Commencement Date and thereafter shall hold regular meetings at intervals of not more than four (4) months and at any time during normal business hours on any Business Day upon the request of either SGH or pSiOnco.

       4.3.7 The venue for all meetings shall be in Singapore, unless otherwise agreed, in which case (where the meeting does not take place in Singapore at the request of pSiOnco) pSiOnco shall bear all travel and subsistence costs incurred by SGH's Members in connection with their attending the meeting in question. A Member or Invitee may attend by telephone or video conference provided that all the Members present can hear all parts of the proceedings.

       4.3.8 At least fourteen (14) days' written notice of each meeting of the Joint Research Committee shall be given to each Member by the Party convening the meeting.

       4.3.9 The quorum for meetings of the Joint Research Committee shall be four (4) Members provided at least two (2) Members from each of SGH and pSiOnco are present. Members may be represented at any meeting by another Member designated in writing by the absent Member. Members attending by telephone or by video conference shall for the avoidance of doubt count in the quorum.

       4.3.10 The chairman of the Joint Research Committee (who shall be the research director of the Research Group or in his absence another member of the Joint Research Committee) shall be responsible for the preparation of the minutes of each meeting of the Joint Research Committee. A copy of the minutes of each meeting shall be sent to each of the Members within fourteen (14) days of the meeting which they record. The minutes for a meeting shall be approved by the Joint Research Committee at the next meeting.

       4.3.11 The Chairman of the Joint Research Committee or his or her designate shall prepare quarterly reports during the Research Term summarising in reasonable detail the results of the Research Programme during the preceding quarter. Copies of such reports shall be sent to the Parties within 30 days of the end of the quarter to which they relate.

5.     RESEARCH FUNDING

       5.1 As a contribution to SGH's costs for carrying out its allotted tasks under the Research Programme, pSiOnco shall make payments to SGH in accordance with the Research Plan costs outlined in
              Schedule 1.

       5.2 All payments shall be made by pSiOnco in Singapore dollars on a quarterly basis upon submission of a valid invoice by SGH. Such payments shall be made directly to SGH as directed by SGH.

       5.3 SGH shall apply the payments received from pSiOnco pursuant to Clause 5.1 exclusively for the sole purpose of carrying out the Research Programme.

6.     ACADEMIC COLLABORATIONS

       6.1 The Parties acknowledge that it may be desirable to forge collaborative links with Third Party academic groups to support the Research Programme. In the event that SGH desires such collaboration, the opportunity in question shall be referred to the Board for approval of any such collaboration. pSiOnco shall not unreasonably hinder the establishment of such links where the Third Party in question is willing to enter into the collaboration on reasonable terms and where the results of such Third Party collaboration will be available to pSiOnco within the framework of the Research Programme. SGH shall not, without the prior written consent of pSiOnco, encumber any Programme Intellectual Property in any such academic collaboration.

       6.2 In the event that pSiOnco desires a collaboration between SGH and a Third Party, the opportunity in question shall be referred to the Chief Executive of SGH for written approval and SGH shall not unreasonably hinder the establishment of such links where the Third Party in question is willing to enter into the collaboration on reasonable terms and where the results of such Third Party collaboration will be available to pSiOnco within the framework of the Research Programme. SGH shall not be under any obligation to accept such a collaboration which by way of such a collaboration with a Third Party significantly alters SGH's obligations to pSiOnco as detailed in this Agreement.

       6.3 Each Party shall ensure that no Documents are published by any Third Party collaborator unless in accordance with Clause 11.

7.     OWNERSHIP AND MANAGEMENT OF INTELLECTUAL PROPERTY

       7.1 SGH and SGHT hereby assign by way of present and future assignment with full title guarantee and free from charges, liens, mortgages or other encumbrances of any kind to hold unto pSiOnco absolutely all their interests in and to any Programme Intellectual Property and the full and exclusive benefits thereof and rights, privileges and advantages associated with them including:

              7.1.1 the full right to apply for and obtain patents or other forms of protection in respect of all or any part of the Programme Intellectual Property throughout the world;

              7.1.2  the right to claim  priority  from the  patent  application
                     included  with  any  programme   Patents  under  the  Paris
                     Convention (as amended) when making such applications;

              7.1.3 the right to file divisional, continuation and continuation-in-part applications in its own name in respect of subject matter described in the Programme Patents; and

              7.1.4 the right to recover, and take all such proceedings as may be necessary for the recovery of, damages or other forms of relief in respect of all infringements of rights in Programme Intellectual Property or any other rights assigned under this Agreement matters taking place before or after the Commencement Date.

       7.2 SGH and SGHT hereby agree to do or procure to be done all other acts and to execute and deliver all such further documents and instruments as shall be required to give full effect to the assignment under Clause 7.1 or the recording by pSiOnco of such assignment including by signing any documents required by any national patent office or other equivalent registry.

       7.3 The prosecution, maintenance, defence and enforcement of the Programme Intellectual Property shall be the responsibility of pSiOnco save that pSiOnco shall give copies of all significant documents relating to the same to SGH and SGHT in order that SGH and SGHT may keep records of all relevant events related to the Programme Intellectual Property.

8      CONSIDERATION

8.1 Subject to the provisions of the Share Subscription Agreement, on achievement of a milestone (as detailed in Clauses 8.1.1 to 8.1.3 below) within the Research Term plus six months, SGHT together with BRV shall be entitled to subscribe for the further number of ordinary shares in pSiOnco set out in Clauses 8.1.1 to 8.1.3 below (in the ratio of two thirds to SGHT and one third to BRV) [***]:

       8.1.1 [***] on completion of pre-clinical studies leading to approval by the Ethics Committee or any other appropriate committee for the first trial in humans;

       8.1.2 [***] on completion of the first clinical trial to test for safety in a human; and

       8.1.3 [***] on completion of the first clinical trial to demonstrate for efficacy in a human.

8.2 The subscription price per share for such further tranches of shares shall be [***].

8.3 Such shares issued in accordance with this Clause 8 will be held subject to and in accordance with the Share Subscription Agreement and pSiOnco's articles of association.

8.4 For the avoidance of doubt SGHT and BRV shall not be entitled to subscribe for any shares under this Clause 8 in respect of the successful achievement of (a) particular milestone(s) if such milestone(s) have not been achieved before the expiry of the Research Term plus six months unless otherwise agreed by pSiOnco.

8.5 The number of shares referred to in this Clause 8 and the par value referred to in Clause 8.2 shall be adjusted to take account of any sub-division or consolidation of the ordinary share capital of pSiOnco.

9.     WARRANTIES AND LIABILITY

       9.1    Each Party represents and warrants to the other Parties that:

              9.1.1 it has legal power, authority and right to enter into this Agreement and to perform its respective obligations and to grant and/or assign the rights hereunder;

              9.1.2 it is not at the Commencement Date a party to any agreement, arrangement or understanding with any Third Party which in any material way prevents it from fulfilling any of its material obligations hereunder;

              9.1.3 this Agreement has been duly authorised, executed, and delivered by that Party and is a valid, binding, and legally enforceable obligation of that Party;

              9.1.4 no consent, approval, authorisation, or order of any court or governmental agency or body is required for the consummation of the transactions contemplated by this Agreement; and

              9.1.5 all Intellectual Property generated by the Research Group during the course of the Research Programme will vest automatically by operation of law or pursuant to the relevant Research Group member's contract of employment in the Party employing the relevant Research Group member.

       9.2 SGH warrants that the Research Group will not during the Research Term collaborate in the Field with any commercial Third Party without the prior written consent of pSiOnco.

       9.3 Save as provided in Clauses 9.1 and 9.2, no Party gives any representation or warranty to any other Party that the performance of this Agreement will not result in the infringement of any rights, including Intellectual Property, vested in a Third Party.

       9.4 No Party shall be liable to any other Party, or members of a Party's Group or that Party's sub-licensees in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, cost or expense of an indirect or consequential nature (including any economic loss or other loss of turnover, profits, business or goodwill) arising out of or in connection with this Agreement or the subject matter of this Agreement whether or not that Party had been advised of the possibility of such loss.

       9.5 Nothing in this Agreement shall be construed as a representation made or warranty given by any Party that any patent will issue based upon any pending patent application included in the pSiOnco Patents or the Programme Intellectual Property, that any patent included in the pSiOnco Patents or the Programme Intellectual Property which issues will be valid, or that the use of any pSiOnco Patents or the Programme Intellectual Property or pSiOnco Know How will not infringe the patent or proprietary rights of any other person. Furthermore, pSiOnco makes no representation or warranty, express or implied, with respect to the pSiOnco Patents, pSiOnco Know How or the Programme Intellectual Property, including without limitation, any warranty of merchantability or fitness for a particular purpose.

       9.6 Except as provided in this Agreement all Materials provided by any Party and data generated by or on behalf of that Party under this Agreement are provided without any representation or warranty, express or implied, including without limitation any implied warranty of merchantability or fitness for any particular purpose or any warranty that the use of the materials will not infringe or violate any patent or other proprietary rights of any other person.

       9.7 Nothing in this Agreement shall be construed as a representation made or warranty given by any Party to fund any research or development other than as set out in the Research Programme.

10.    CONFIDENTIALITY

       10.1 Each Party undertakes and agrees not at any time for any reason whatsoever to disclose or permit to be disclosed to any Third Party or otherwise make use of or permit to be made use of (except as expressly permitted pursuant to this Agreement), any trade secrets or confidential information relating inter alia to another Party's technology (including the Intellectual Property licensed by either party pursuant to this Agreement to the extent that such Intellectual Property has not been published) or the business affairs or finances of another Party or a member of another
              Party's  Group,   sub-licensee   or  of  any  suppliers,   agents,
              distributors or customers of another Party (the "CONFIDENTIAL INFORMATION") which come into its possession pursuant to this Agreement.

       10.2 The Parties shall ensure that only those of their officers, employees, agents and consultants who are directly concerned with the carrying out of this Agreement and who have a need to know are given access to Confidential Information and that those who have access to the Confidential Information of another Party are informed of its secret and confidential nature.

       10.3 Subject to the provisions of Clause 13, the obligations of confidence referred to in this Clause 10 shall not extend to any Confidential Information which:

              10.3.1 is at  the  time  of  disclosure,  or  thereafter  becomes, generally available to the public otherwise than by reason of a breach by the recipient Party of the provisions of this Clause 10; or

              10.3.2 is known to the  recipient  Party  without  obligations  of confidence prior to its receipt from another Party, as can be shown by written record; or

              10.3.3 is  subsequently  disclosed to the recipient  Party without obligations of confidence by another party owing no such obligations in respect thereof; or

              10.3.4 is required to be  disclosed by any  applicable  law or any
                     Competent Authority to which a Party is from time to time subject; or

              10.3.5 is  independently  developed by a person or persons with no access to the Confidential Information disclosed by a Party, as demonstrated by written records.

       10.4 The obligations of each Party under this Clause 10 shall survive until the expiration of five (5) years after the expiration or termination for whatever reason of this Agreement.

11.    PUBLICATIONS

       11.1 The members of the Research Group shall be entitled to publish the results of the Research Programme provided that the provisions of this Clause 11 have been complied with. The following provisions shall also apply in the case of article abstracts and research presentations.

       11.2 A copy of any manuscript which a member of the Research Group proposes to submit for publication and which contains or refers to results from the Research Programme shall be sent to the Chairman of the Joint Research Committee ( as defined in clause 4.3.10) prior to its submission for publication. The Chairman of the Joint Research Committee shall, forthwith on receipt of a draft manuscript, send a copy to each of the other Members of the Joint Research Committee and shall, at the same time convene a meeting of the Joint Research Committee within forty-five (45) days of receipt of the manuscript. If this meeting does not take place within forty-five (45) days of the receipt of the manuscript by the Chairman of the Joint Research Committee, the member of the
              Research Group shall be entitled to submit the results for publication. At the meeting the Joint Research Committee shall decide whether any delay in the publication of the manuscript is necessary or desirable for the protection of the relevant
              Programme Intellectual Property. At the same meeting it shall decide whether an application for a patent should be filed in respect of the relevant results. If it decides that such an application should be filed pSiOnco shall be responsible for such a filing pursuant to Clause 7. If it decides that a delay for the purpose of filing patent protection is necessary it may require the delay of the submission for publication of the relevant results for up to a period of not more than sixty (60) days from the date of the meeting of the Joint Research Committee at which a delay was requested or until the date on which the patent application in question is filed, whichever is shorter. Any delay beyond the said sixty (60) days may only be required on the prior written agreement of both pSiOnco and SGH.

       11.3 Notwithstanding the confidentiality obligations assumed by SGH hereunder, pSiOnco acknowledges the importance of publications to the academic standing of SGH. In the light of this, pSiOnco shall use all reasonable efforts to facilitate early publication of the results of the Research Programme.

12.    TERM AND TERMINATION

       12.1 This Agreement shall come into effect on the Commencement Date and shall expire at the end of the Research Term or on termination or expiry of the Patent and Know-how Licence whichever is the earlier.

       12.2 Either SGH and SGHT on the one hand or pSiOnco on the other hand (the "TERMINATING PARTY") shall have the right to terminate this Agreement forthwith upon giving written notice of termination to pSiOnco on the one hand or SGH and SGHT on the other hand as the case may be (the "DEFAULTING PARTY"), upon the occurrence of any of the following events at any time during this Agreement:

              12.2.1 the  Defaulting  Party  commits a  material  breach of this
                     Agreement which in the case of a breach capable of remedy shall not have been remedied within thirty (30) Business Days of the receipt by it of a notice identifying the breach and requiring its remedy;

              12.2.2 the Defaulting Party for a period of longer than sixty (60)
                     Business Days suspends payment of its debts or otherwise ceases or threatens to cease to carry on its business or becomes bankrupt or insolvent (including without limitation being deemed to be unable to pay its debts);

              12.2.3 a proposal is made or a nominee or  supervisor is appointed for a composition in satisfaction of the debts of the Defaulting Party or a scheme or arrangement of its affairs, or the Defaulting Party enters into any composition or arrangement for the benefit of its creditors, or proceedings are commenced in relation to the Defaulting Party under any law, regulation or procedure relating to the re-construction or re-adjustment of debts (including where a petition is filed or proceeding commenced seeking any reorganisation, arrangement, composition or re-adjustment under any applicable bankruptcy, insolvency, moratorium, reorganisation or other similar law affecting creditor's rights or where the Defaulting Party consents to, or acquiesces in, the filing of such a petition); or

              12.2.4 the  Defaulting  Party  takes  any  action,  or  any  legal proceedings are started or other steps taken by a Third Party, with a view to:

                     (i) the winding up or dissolution of the Defaulting Party (other than for the reconstruction of a solvent company for any purpose, including the inclusion of any part of the share capital of the Defaulting Party on a recognised public Stock Exchange), or

                     (ii) the appointment of a liquidator, trustee, receiver, administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer of the Defaulting Party against the Defaulting Party or a substantial part of the assets of the Defaulting Party;

                     or anything analogous to any of the foregoing occurs under the laws of any country.

       12.3 pSiOnco shall be entitled to terminate this Agreement immediately by notice in writing to SGH or SGHT if either SGH or SGHT challenges the validity of the pSiOnco Patents or any of them.

13.    CONSEQUENCES OF TERMINATION

       13.1   Upon expiry or termination of this Agreement:

              13.1.1 the licence right granted by pSiOnco pursuant to Clause 2.2 shall terminate;

              13.1.2 pSiOnco  shall pay to SGH within sixty (60)  Business  Days all sums due to SGH hereunder which have accrued prior to the date of termination unless such termination is the result of a material breach of this Agreement by SGH or SGHT;

       13.2 If pSiOnco terminates this Agreement for any reason other than for the default of SGH or SGHT it shall pay to SGH within 30 days of such termination all sums which would have been paid to SGH as set out in Schedule 1 and which relate to costs that SGH can demonstrate are legally committed that cannot otherwise be utilised by SGH elsewhere by SGH for the remainder of the Research Term. For the avoidance of doubt, SGH shall have an obligation to mitigate to the extent possible the level of any such committed costs. Where committed costs cannot otherwise by re-utilised by SGH, the Parties will negotiate in good faith to find ways in which the Parties can constructively use any such committed costs to the benefit of all the Parties.

       13.3 Termination or expiry of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of termination or expiry and in particular but without limitation the right to recover damages and interest, and the provisions of Clauses 2.1, 7, 8, 9, 10, 11, 15, 16, 17, 20, 21 23, 24 and 25 shall remain in full force and effect.

14.    CHANGE OF RESEARCH PROGRAMME

       14.1 Either SGH or pSiOnco may propose any reasonable modification to any element of the Research Programme in accordance with the Change of Research Programme Procedure (the "PROPOSER") by written notice to the other (the "PROPOSEES") specifying in as much detail as is reasonably practicable the nature of the Change and the additional work or materials required.

       14.2 As soon as reasonably practicable thereafter and in any case within 30 days of sending or receipt of a request for a change, the Proposer will provide a brief written proposal including but not limited to:

              14.2.1 details of the proposed Change;

              14.2.2 any   difference  in  the  costs  set  out  in  Schedule  2
                     necessitated as a result of the proposed Change;

              14.2.3 a  timetable  for the  implementation,  together  with  any proposals for acceptance, of the proposed Change; and

              14.2.4 details  of the  likely  impact,  if any,  of the  proposed
                     Change  on  any  existing   services  being   performed  in
                     accordance with the Research Programme.

       14.3 The Proposee will, unless otherwise agreed, review the proposal within 15 Business Days after its receipt and will either:

              14.3.1 accept  the  proposed   Change  and  vary  this   Agreement
                     accordingly and SGH will implement the Change in accordance with agreed timetable; or

              14.3.2 reject the proposed Change; or

              14.3.3 refer the  proposed  Change to an  alternative  appropriate forum for discussion.

       14.4 If the Proposee rejects the proposed Change, it shall provide in writing to the Proposer the reasons for rejecting the proposed Change and the Proposer shall have the opportunity, should it so wish, to provide an amended Change proposal for the other Party to review in accordance with Clause 14.3. Neither SGH nor pSiOnco shall unreasonably withhold its agreement to any proposed Change.

       14.5 SGH will not commence work in connection with any Change or addition to the scope of the services provided under the Research Programme until the relevant Change is agreed by the parties in writing in accordance with this Clause 14.

15.    WAIVER

       No Party shall be deemed to have waived any of its rights or remedies conferred by this Agreement unless the waiver is made in writing and signed by a duly authorised representative of that Party. In particular, no delay or failure of any Party in exercising or enforcing any of its rights or remedies conferred by this Agreement shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies nor shall any partial exercise or enforcement of any right or remedy by any Party preclude or impair any other exercise or enforcement of that right or remedy by that Party.

16.    ENTIRE AGREEMENT/VARIATIONS

       16.1 This Agreement and the Share Subscription Agreement constitutes the entire agreement and understanding between the Parties in relation to the subject matter of this Agreement and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. No director, employee or agent of any Party is authorised to make any representation or warranty to another Party not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties.

       16.2 No variation, amendments, modification or supplement to this Agreement shall be valid unless made in writing in the English language and signed by a duly authorised representative of each Party.

17.    NOTICES

       17.1 Any notice to be given pursuant to this Agreement shall be in writing in the English language and shall be delivered by hand, sent by registered or recorded delivery airmail post or sent by facsimile confirmed by registered or recorded delivery post to the address or facsimile number of the recipient set out below or such other address or facsimile number as a Party may from time to time designate by written notice to the other Parties.

            ADDRESS OF SGH

            for the attention of:     Chief Executive Officer
                                      Executive Office
                                      Block 7, Level 1
                                      Outram Road
                                      Singapore
                                      169608

            fax number:               (65) 6222 1720

            ADDRESS OF PSIONCO

            for the attention of:     Dr. Roger Aston/Mr. Sunny Wong
                                      c/o Wong Tan & Molly Lim
                                      80 Robinson Road 17-02
                                      Singapore 068898

            fax number:               (65) 6222 8001

            ADDRESS OF SGHT

            for the attention of:     c/o Singapore General Hospital Pte. Ltd.
                                      Chief Executive Officer
                                      Executive Office
                                      Block 7, Level 1
                                      Outram Road
                                      Singapore
                                      169608

            fax number:               (65) 6222 1720


       17.2 Any notice given pursuant to this Clause 17 shall be deemed to have been received:

              17.2.1 in the case of delivery by hand, when delivered; or

              17.2.2 in the case of sending by post:

                     (i) where posted in the country of the addressee, on the third Business Day following the day of posting; and

                     (ii) where posted in any other country, on the seventh Business Day following the day of posting; or

              17.2.3 in  the  case  of  facsimile,  on  acknowledgement  by  the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient and in any other case on the following Business Day.

18.    ASSIGNMENT

       18.1 Save as otherwise provided in this Agreement, no Party shall without the prior written consent of the other Parties, assign the benefit and/or burden of this Agreement nor sub-contract any of its obligations hereunder unless otherwise permitted by the written agreement of all Parties.

19.    FORCE MAJEURE

       19.1 If a Party (the "Non-Performing Party") is unable to carry out any of its obligations under this Agreement due to Force Majeure this Agreement shall remain in effect but the Non-Performing Party's relevant obligations under this Agreement and the relevant obligations of the other Parties ("the Innocent Parties") under this Agreement shall be suspended for a period equal to the duration of the circumstance of Force Majeure provided that:

              19.1.1 the  suspension of  performance is of no greater scope than is required by the Force Majeure;

              19.1.2 the Non-Performing  Party gives the Innocent Parties prompt notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

              19.1.3 the  Non-Performing  Party uses all  reasonable  efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

              19.1.4 as soon as  practicable  after the event which  constitutes
                     Force Majeure the Parties shall discuss how best to continue their operations as far as possible in accordance with this Agreement.

       19.2 If Force Majeure is continuing at the expiry of 3 months either of the Innocent Parties may give thirty (30) Business Days written notice to terminate this Agreement to the Non-Performing Party and termination shall occur if the Force Majeure is continuing at the end of that thirty (30) Business Day notice period.

       19.3 SGHT and SGH shall not be entitled to claim that Force Majeure applies as a result of the actions, decrees or otherwise of any Singaporean Government body if the primary purpose of such actions, decrees or otherwise was to enable SGHT and/or SGH to claim Force Majeure.

20.    ARBITRATION

       20.1 Any question, difference or dispute which may arise concerning the construction meaning or effect of this Agreement or concerning the rights and liabilities of the Parties hereunder or any other matter arising out of or in connection with this Agreement shall first be submitted to the Chairman of the Board of Directors of pSiOnco, and the CEO of SGH for resolution, who may call on others to advise them as they see fit.

       20.2 If the discussions under Clause 20.1 should fail to resolve the question, difference or dispute within ninety (90) Business Days of commencement of the discussions under Clause 20.1 then any of the Parties to the dispute may refer the matter for determination by arbitration at the Singapore International Arbitration Centre ("SIAC") and such submission shall be a submission to arbitration in accordance with the Rules of the SIAC as presently in force by which the Parties in dispute agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.

21.    SEVERANCE OF TERMS

       21.1 If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any court or Competent Authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

              21.1.1 in   the   case   of   the   illegality,    invalidity   or
                     un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; or

              21.1.2 in   the   case   of   the   illegality,    invalidity   or
                     un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

       21.2 If in the reasonable opinion of any Party any severance under this Clause 21 materially affects the commercial basis of this
              Agreement, the Parties shall discuss, in good faith, ways to eliminate the material effect.

22.    THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP

       22.1 None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties and none of the Parties shall have any authority to bind the others in any way except as provided in this Agreement.

23.    PUBLIC STATEMENTS

       23.1 Except as provided in Clause 23.2, no Party will, without the prior written consent of each other Party:

              23.1.1 use in advertising,  publicly or otherwise, any trade-name, personal name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof, owned by another Party; or

              23.1.2 represent,  either directly or indirectly, that any product or service of another Party is a product or service of the representing Party or that it is made in accordance with or utilises the information or documents of the another Party.

       23.2   The restrictions in Clause 22.1 shall not apply to the following:

              23.2.1 a press release,  in a form agreed to in writing by all the
                     Parties, publicly announcing this Agreement; or

              23.2.2 use as  required  by  any  applicable  law or  governmental regulation.

24.    COSTS

       24.1 Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation and execution of this Agreement.

25.    GOVERNING LAW AND JURISDICTION

       25.1 The validity, construction and performance of this Agreement shall be governed by the laws of Singapore and subject to the exclusive jurisdiction of the courts of the Republic of Singapore.

                                   SCHEDULE 1

                              OUTLINE RESEARCH PLAN

                                     Part 1
                         COLLABORATIVE ONCOLOGY RESEARCH

                                    Between:

PSIONCOLOGY  PTE.  LTD AND  SINGAPORE  GENERAL  HOSPITAL,  DEPT OF  EXPERIMENTAL
SURGERY

Dr. Pierce Chow
Director, Dept of Experimental Surgery
Singapore General Hospital
Outram Road
Singapore 169608

SUMMARY OF RESEARCH AIMS AND METHODOLOGY

pSiOnco and SGH wish to carry out proof-of-principle research to verify the above hypotheses.

Established commercial tumour cell lines will be implanted into either nude or skid mice and allowed to develop to a suitable size. Barbs made from BioSilicon
(TM) and suitably impregnated with chemotherapeutic agents or a radiation source as appropriate are then introduced into the tumour using a novel device (to be developed by pSiMedica). The tumours are monitored and compared with those in control groups.

RESEARCH SITE AND FACILITIES

The above animal research will be carried out in the animal laboratory of the Dept of Experimental Surgery, Singapore General Hospital. Researchers from the Dept. together with other technical staff will procure the necessary animals, which will be housed in the laminar flow facility in the laboratory designed for nude/skid animals. The same researchers will be responsible for introducing the tumour lines into the animals and subsequently introducing the BioSilicon (TM) barbs into the tumours and monitoring the progress of the tumours. Tumour regression will be documented both macroscopically and by histology. HPLC facilities in the laboratory will be used for monitoring of serum levels of drugs.

pSiOnco will be responsible for preparing impregnated BioSilicon (TM) barbs and developing a novel device for introducing the barbs into biological tissues. The barbs and device will be shipped to the Dept of Experimental Surgery for the purpose of the research.

CELL LINES AND CHEMOTHERAPEUTIC AGENTS

The following cell lines will be used. These are lines that staff of the Dept of Experimental Surgery are familiar with and have direct experience of.

Cell lines:       HepG2, AGS, HTB-88, 224-CCL

The following chemotherapeutic agents are suitable for the above cell lines and will be used. Drugs: Adriamycin, chlorambucil, gemcitabine, actinomycin D, cisplatin The above are by no means exhaustive and if some of the suggested drugs are not suitable for BioSilicon (TM) for technical reasons, others can be substituted.

RADIATION SOURCES

It is proposed that 32P, a beta emitter with a maximum energy of 1.71MeV (range 800 microns in photographic emulsion) and a half life of 14.3 days be used as a radiation source. This radionuclide can be created throughout the Si skeleton itself via the well-developed Si industry process of "neutron transmutation doping"

OUTLINE OF RESEARCH PROTOCOL AND TIME-FRAME

Each of the 4 cell-lines is introduced into equal groups of skid and nude mice giving a final tally of:

------------------- -------- --------------------- --------------------
    CELL-LINE                   BRACHYTHERAPY         CHEMOTHERAPY
------------------- -------- --------------------- --------------------
HepG2               Nude              20                   20
------------------- -------- --------------------- --------------------
                    Skid              20                   20
------------------- -------- --------------------- --------------------
AGS                 Nude              20                   20
------------------- -------- --------------------- --------------------
                    Skid              20                   20
------------------- -------- --------------------- --------------------
HTB-88              Nude              20                   20
------------------- -------- --------------------- --------------------
                    Skid              20                   20
------------------- -------- --------------------- --------------------
224-CCL             Nude              20                   20
------------------- -------- --------------------- --------------------
                    Skid              20                   20
------------------- -------- --------------------- --------------------
Control             Nude              20                   20
------------------- -------- --------------------- --------------------
                    Skid              20                   20
------------------- -------- --------------------- --------------------
Total
------------------- -------- --------------------- --------------------

      1. The cell lines are introduced subcutaneously into the flanks of the animals under anesthesia and the growth monitored every 3 days.

      2. At between 3 - 5 weeks (depending on the cell lines) once the tumours have developed to a size when the greatest diameter is between 2-3 cm, appropriate barbs are introduced into the tumours under anesthesia after surgical reflection of the skin.

      3. Further progress of the tumour is monitored. Animals will be sacrificed if the tumours continue to progress and has grown by 50% of diameter size or more.

      4. 1 ml of blood will be collected from the femoral vein of the animal treated with chemotherapy when the barbs are introduced and at sacrifice or when the tumour has regressed to 20% of the original diameter. Baseline and subsequent levels of the chemotherapeutic agents will be determined by HPLC.

Endpoints

Primary end-point          Tumour regression

Secondary end-point        Survival of animals, drugs levels

References

      1. Int J Oncol 1999 May;14(5):861-7. GSH, GSH-related enzymes and GS-X pump in relation to sensitivity of human tumor cell lines to chlorambucil and adriamycin. Zhang K, Yang EB, Wong KP, Mack P.

      2. Cancer Lett 2000 Feb 28;149(1-2):213-20. Glutathione-related factors are not correlated with sensitivity of human tumour cells to actinomycin D. Zhang K, Yang EB, Zhao YN, Wong KP, Mack P.

      3. Int J Oncol 2000 Mar;16(3):599-610. Transforming growth factor-beta and response to anticancer therapies in human liver and gastric tumors in vitro and in vivo. Liu P, Menon K, Alvarez E, Lu K, Teicher BA.

      4. J Hepatol 1998 Mar;28(3):504-9. Antitumor effect of the nucleoside analogs 2-chlorodeoxyadenosine and 2',2'-difluorodeoxycytidine on human hepatoma HepG2 cells. Graziadei I, Kelly T, Schirmer M, Geisen FH, Vogel W, Konwalinka G.

      5. Int J Mol Med 1999 Aug;4(2):203-12. Modulation of biological phenotypes for tumor growth and metastasis by target-specific biological inhibitors in gastric cancer. Rha SY, Noh SH, Kim TS, Yoo NC, Roh JK, Min JS, Kim BS.

      6.    Invest  New  Drugs   1991   Feb;9(1):29-36.   Relationship   between
            glutathione levels and drug or radiation sensitivities in human gastric cancer cell lines in vitro. Barranco SC, Weintraub B, MacLean KK, Beasley EG, Jenkins VK, Townsend CM Jr.

      7.    Invest  New  Drugs  1990;8   Suppl   1:S9-18.   Schedule   dependent
            potentiation       of      antitumor       drug      effects      by
            alpha-difluoromethylornithine in human gastric carcinoma cells in vitro. Barranco SC, Townsend CM Jr, Ho BY, Reumont KJ, Koester SK, Ford PJ.

      8. Mol Pharmacol 2001 Apr;59(4):837-43Modulation of cisplatin cytotoxicity and cisplatin-induced DNA cross-links in HepG2 cells by regulation of glutathione-related mechanisms. Zhang K, Chew M, Yang EB, Wong KP, Mack P.

                                   SCHEDULE 1

                                     PART 2

                             RESEARCH PLAN COSTINGS
COSTINGS FOR COLLABORATIVE RESEARCH:

                            COSTING AND WORK SCHEDULE
                           FOR COLLABORATIVE RESEARCH
                                     BETWEEN
                              PSI ONCOLOGY PTE LTD
                                       AND
                          DEPT OF EXPERIMENTAL SURGERY
                           SINGAPORE GENERAL HOSPITAL

The rates and work schedule below refer to the collaborative research ("research") previously discussed between PsiOnco and Dept of Experimental Surgery (document "Outline Research Plan" 3rd Jan 2002, d) and are not reflective of the general rates or cost of research carried out at the facility. Quotes are in Singapore dollars and valid for 6 months.

1. ASSAY DEVELOPMENT AND QUANTIFICATION OF DRUGS IN TISSUE:

The Department of Experimental Surgery will undertake work to develop suitable method(s) for quantification of drug levels in tissues (both tumour tissue and surrounding non-tumour tissue). The methods developed may be novel and specific for the purpose of the research.

COST OF DEVELOPMENT OF ASSAY

Cost of work done (inclusive of material)                       [***]

COST OF QUANTIFICATION OF DRUG LEVEL

*Cost per point quantification of drug level                    [***]

*It would be more equitable to the JV to cost on the basis of number of assays rather than upfront because:

      1.    work  using   radioactive   therapeutic   source  does  not  require
            quantification of drug level

      2.    there will be animal  attrition

      3.    each good animal will require 10 tissue and 2 blood samples

We estimate at least 26 good animals per research "unit" of 40 animals (see below) and hence projected cost will be 26 X [***]

2.    COST OF A SINGLE RESEARCH UNIT

The cost below refers to a single research "unit" of 40 animals for a period of [***].

1.    nude/skid mice                                    40 Nos. X [***]

2.    cell line preparation  (inclusive of media,
      flask,  serum, tubes etc.)                        40 Nos. X [***]

3.    Histology (excluding pathologist service)         40 Nos. X [***]

4.    Animal care [***]                                 30 X [***]

5.    Facility [***] Special collaborator's rate [***]  30 X [***]

                                   Total:                    [***]

3. WORK SCHEDULE

1.    Time from confirmation to start of research [***]

      1.    the assay will be developed in this period

      2.    animals will be ordered, quarantined, housed

      3. it is assumed the pSiOnco has decided on the choice of agent(s) and cell-line(s) at the time of confirmation

2.    Time from start of research to end of animal experiment [***]

3.    Time from end of animal experiments to final analysis and reports [***]

Notes: 1.    (1) and (3) may take less than [***]

       2. as previously discussed, work on the different research units may start at different time-points - i.e. may be staggered

Robert Ng
Manager, Experimental Surgery

Pierce Chow
Director, Experimental Surgery

                                   SCHEDULE 1

                                     PART 3

PROPOSED RESEARCH WORK SCHEDULE WITH ESTIMATES COSTS FOR 2002/2003:

Research project structure is based upon `the Outline Research Plan' dated January 2002 and shown in Schedule 1, Part 2.

Research project costs at The Department of Experimental Surgery at Singapore General Hospital are based upon `the costings and work schedule' dated 5th April 2002 and shown in Schedule 1, Part 3.

A summary of projected pre-clinical R&D is shown in Gant format in this Schedule 1, Part 4.

The projected costs for R&D are based upon the following assumptions:

Each `Research Unit' comprises approx 80 mice

The programme comprises the following `research grade materials' to enter pre-clinical studies:

      1.    32P silicon

      2.    Research grade cytotoxic drug A) loaded onto porous silicon

      3.    90Y porous silicon

      4.    Research grade cytotoxic drug B) loaded onto porous silicon

-------------------------------------------------------------- --------------------- --------------------
                                                                       2002                 2003
-------------------------------------------------------------- --------------------- --------------------
32P Radiopharmaceutical powder                                 [***]                 [***]
-------------------------------------------------------------- --------------------- --------------------
Drug loaded powders, research grade Drug A                     [***]                 [***]
-------------------------------------------------------------- --------------------- --------------------
2nd Line: 90Y / Drug B) research grade powders                                       [***]
-------------------------------------------------------------- --------------------- --------------------
Technical staff (recruitment Q4 2002)                                                [***]
-------------------------------------------------------------- --------------------- --------------------

-------------------------------------------------------------- --------------------- --------------------
                                                       Total:  [***]                 [***]
-------------------------------------------------------------- --------------------- --------------------

-------------------------------------------------------------- --------------------- --------------------

[***]

                                   SCHEDULE 2

                                PSIONCO KNOW-HOW

For the avoidance of doubt the following pSiMedica Know-how has been licensed by pSiMedica to pSiOnco within the Field under a Patent and Know-how Licence of even date of which this Agreement is subject.

To the extent that pSiOnco is reasonably able, pSiOnco will supply SGH with such Know-How as is required by, SGH to use the pSiOnco Materials and pSiOnco Patent Rights.

                                   SCHEDULE 3

                                PSIONCO MATERIAL

For the avoidance of doubt the following pSiMedica Material have been licensed by pSiMedica to pSiOnco within the Field under a Patent and Know-how Licence of even date of which this Agreement is subject.

Biocompatible Silicon (BioSilicon (TM)) and any other articles which pSiOnco may furnish to SGH from time to time which may fall under the scope of the pSiOnco Patent Rights.

                                   SCHEDULE 4

                              PSIONCO PATENT RIGHTS

For the avoidance of doubt the following pSiMedica Patents have been licensed by pSiMedica to pSiOnco within the Field under a Patent and Know-how Licence of even date of which this Agreement is subject.

PSIMEDICA  PATENTS

PATENTS 1-3 PUBLISHED ; INFO IN PUBLIC DOMAIN

1.       BIOMATERIAL:  GB 9801317.0, WO 97/06101, FILED 3RD AUGUST 1995.

         TOPIC AREAS:      in-vitro tests of porous and poly Si
                           demonstrating bioactivity and biodegradability in simulated human plasma & effects of electrical bias

         CLAIMS: bioactive silicon, resorbable silicon, biocompatible silicon in/on the body

         STATUS:           PCT phase with publication date 20th February 1997

2.       IMPLANTS FOR ADMINISTERING SUBSTANCES AND METHODS OF PRODUCING
         IMPLANTS: GB 9808052.6, WO 99/53898, FILED 17TH APRIL 1998.

         TOPIC AREAS:      6 month in-vivo test of porous Si in the
                           subcutaneous site; controlled and slow delivery of drugs (eg: hormones or microminerals) from implanted capsules, either via micromachined reservoirs and pSi barriers or via pore-entrapment.

         CLAIMS: erodable silicon implants containing beneficial substances

         STATUS:           PCT phase with publication date 28th October 1999

3. DERIVATIZED POROUS SILICON: GB 9909996.2, WO 00/66190, FILED 1ST MAY 1999.

         TOPIC AREAS:      the use of derivitisation to improve the
                           stability and haemocompatibility of pSi for therapeutic uses; stability tests were conducted in-vitro in simulated human plasma. Implantable devices proposed include biofilters, batteries, microelectrodes, wound repair structures, radiotherapy microparticles and mirrors.

         CLAIMS:           use of derivitised porous silicon in/on the body

         STATUS:           PCT phase with publication date 9th November 2000

PATENT 4; UNPUBLISHED BUT COMPLETE

4.       CANCER TREATMENT: GB 0104383.5, FILED  22ND FEBRUARY 2001.

         TOPIC AREAS:      pSi microparticles of tunable density, loaded
                           with either a radionuclide or cytotoxic drug for the treatment of liver cancer.

         CLAIMS: cytotoxic and biodegradable porous silicon microparticles (tbf)

         STATUS:           2nd filing due on 22nd February 2002.

                                   SCHEDULE 5

                           SGHT INTELLECTUAL PROPERTY

Any and all Know-How related directly to the Field and owned by SGHT or SGH

IN WITNESS whereof this Agreement has been executed by duly authorised officers of the Parties on the date first above written.


                           Signed by: /s/Pierce Chow
                                      ------------------------------------------
                                      Name:  Pierce Chow
                                      Title:  Director


                           For and on behalf of

                           PSIONCOLOGY PTE. LTD.


                           Witnessed By: /s/Tan Swee Gek
                                      ------------------------------------------
                                         Name: Tan Swee Gek
                                         Advocate & Solicitor, Singapore


                           Signed by: /s/ Ong Yong Yau
                                      ------------------------------------------
                                      Name: Professor Ong Yong Yau
                                      Title: Chief Executive Officer


                           For and on behalf of
                           SINGAPORE GENERAL HOSPITAL PTE LTD


                           Witnessed By: /s/Tan Swee Gek
                                      ------------------------------------------
                                         Name: Tan Swee Gek
                                               Advocate & Solicitor, Singapore


                           Signed by: /s/Wong Chiang Yin
                                      ------------------------------------------
                                      Name: Dr. Wong Chiang Yin
                                      Title: Director


                           For and on behalf of
                           SGH TECHNOLOGY VENTURES PTE LTD


                           Witnessed By: /s/Tan Swee Gek
                                      ------------------------------------------
                                         Name: Tan Swee Gek
                                               Advocate & Solicitor, Singapore